                                                                      Exhibit 12


                                FIRSTENERGY CORP.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


                                                                        Year Ended December 31,                         Twelve
                                                   --------------------------------------------------------------    Months Ended
                                                      1996         1997          1998          1999         2000       June 2001
                                                      ----         ----          ----          ----         ----       ---------

EARNINGS AS DEFINED IN REGULATION S-K:                                  (Dollars in Thousands)                      (Unaudited)
   Income before extraordinary items ...........   $  315,170   $  318,166   $  441,396   $  568,299   $  598,970   $  575,674
   Interest and other charges, before reduction
   for amounts capitalized .....................      255,572      299,606      608,618      585,648      556,194      542,109
   Provision for income taxes ..................      201,295      207,985      321,699      394,827      376,802      387,969
   Interest element of rentals charged to
   income (a) ..................................      114,093      142,363      283,869      279,519      271,471      267,341
                                                   ----------   ----------   ----------   ----------   ----------   ----------

         Earnings as defined ...................   $  886,130   $  968,120   $1,655,582   $1,828,293   $1,803,437   $1,773,093
                                                   ==========   ==========   ==========   ==========   ==========   ==========


FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense ............................   $  240,146   $  284,180   $  542,819   $  509,169   $  493,473   $  480,948
   Subsidiaries' preferred stock dividend
   requirements ................................       15,426       15,426       65,299       76,479       62,721       61,161
   Adjustments to subsidiaries' preferred stock
   dividends to state on a pre-income tax basis         2,910        2,918       43,370       44,829       32,098       33,524
   Interest element of rentals charged to
   income (a) ..................................      114,093      142,363      283,869      279,519      271,471      267,341
                                                   ----------   ----------   ----------   ----------   ----------   ----------

         Fixed charges as defined ..............   $  372,575   $  444,887   $  935,357   $  909,996   $  859,763   $  842,974
                                                   ==========   ==========   ==========   ==========   ==========   ==========


   CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b) .................................         2.38         2.18         1.77         2.01         2.10         2.10
                                                   ==========   ==========   ==========   ==========   ==========   ==========




---------
(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $5,093,000, $3,828,000 and $2,209,000 for each of the three years ended December 31, 1998, respectively. The guarantee and related coal supply contract debt expired December 31, 1999.